EXHIBIT 12
NATIONAL FUEL GAS COMPANY
COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES
UNAUDITED

	For the Twelve Months Ended	Fiscal Year Ended September 30,

	December 31, 2015	2015	2014	2013	2012

EARNINGS:
Net Income (Loss) Available for Common Stock	$(653,276)	$(379,427)	$299,413	$260,001	$220,077
Plus Income Tax Expense (Benefit)	(518,646)	(319,136)	189,614	172,758	150,554
Less Investment Tax Credit (A)	(397)	(414)	(434)	(426)	(581)
(Less Income) Plus Loss from Unconsolidated Subsidiaries	—	—	(397)	204	1,442
Plus Distributions from Unconsolidated Subsidiaries	—	—	—	—	—
Plus Interest Expense on Long-Term Debt	103,977	95,916	90,194	90,273	82,002
Plus Other Interest Expense	4,144	3,555	4,083	3,838	4,238
Less Amortization of Loss on Reacquired Debt	(529)	(529)	(529)	(721)	(1,093)
Plus (Less) Allowance for Borrowed Funds Used in Construction	2,345	1,964	900	827	1,231
Plus (Less) Other Capitalized Interest	2,085	4,191	3,560	1,801	2,992
Plus Rentals (B)	13,301	13,866	13,700	14,204	12,958

	$(1,046,996)	$(580,014)	$600,104	$542,759	$473,820
FIXED CHARGES:
Interest & Amortization of Premium and Discount of Funded Debt	$103,977	$95,916	$90,194	$90,273	$82,002
Plus Other Interest Expense	4,144	3,555	4,083	3,838	4,238
Less Amortization of Loss on Reacquired Debt	(529)	(529)	(529)	(721)	(1,093)
Plus (Less) Allowance for Borrowed Funds Used in Construction	2,345	1,964	900	827	1,231
Plus (Less) Other Capitalized Interest	2,085	4,191	3,560	1,801	2,992
Plus Rentals (B)	13,301	13,866	13,700	14,204	12,958

	$125,323	$118,963	$111,908	$110,222	$102,328
RATIO OF EARNINGS TO FIXED CHARGES	(D)	(C)	5.36	4.92	4.63

(A)	Investment Tax Credit is included in Other Income.

(B)	Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

(C)
The ratio coverage for the fiscal year ended September 30, 2015 was less than 1:1. The Company would have needed to generate additional earnings of $698,977 to achieve a coverage of 1:1 for the fiscal year ended September 30, 2015.

(D)
The ratio coverage for the twelve months ended December 31, 2015 was less than 1:1. The Company would have needed to generate additional earnings of $1,172,319 to achieve a coverage of 1:1 for the twelve months ended December 31, 2015.